Exhibit 10.17

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) is the type that the registrant customarily and actually treats as private or confidential.

JOINT DEVELOPMENT AND LICENSE AGREEMENT

This JOINT DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of September 25, 2023 (the “Effective Date”) by and between MEDRX CO., LTD., a Japanese corporation, having offices at 431-7 Nishiyama Higashikagawa-city, Kagawa, Japan769-2712 (“MedRx”), and ALTO NEUROSCIENCE, INC., a Delaware corporation, with a principal office at 369 South San Antonio Road, Los Altos, California 94022, USA (“Licensee”). MedRx and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensee and MedRx desire to jointly Develop the Licensed Products;

WHEREAS, Licensee and MedRx desire for all Commercialization of the Licensed Products to be performed by Licensee;

WHEREAS, MedRx controls certain proprietary rights with respect to the Licensed Technology in the Territory and Licensee controls certain proprietary rights with respect to the Licensee Technology in the Territory; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Accountant” has the meaning set forth in Section 8.11.

1.2 “Accounting Standards” means the then-current version financial reporting standards followed by Licensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case consistently applied.

1.3 “Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject [***], (b) the exacerbation of any pre-existing condition occurring [***], or (c) any other adverse experience or adverse drug experience (as described in the FDA’s IND safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring [***]. For purposes of this Agreement, “undesirable medical condition” includes [***].

1.4 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “ALTO-101” means (a) [***] or (b) [***].

1.7 “Applicable Law” means laws, rules, and regulations applicable to the performance of activities under this Agreement, including any rules, regulations, guidelines (including Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as respectively defined under the ICH Guidelines), or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.8 “Breaching Party” has the meaning set forth in Section 14.2.

1.9 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York and Tokyo, Japan are not closed.

1.10 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1 of each Calendar Year.

1.11 “Calendar Year” means each: (a) for the first calendar year, the period commencing on the Effective Date and ending on December 31, 2023, (b) for each successive year, the period of twelve (12) calendar months commencing on January 1 and ending on December 31 of such year and (c) for the calendar year in which this Agreement is terminated or expires, the period beginning of January 1 of such calendar year and ending on the effective date of such termination or expiration.

1.12 “Clinical Data” means all data, reports and results with respect to ALTO-101, the Patch Technology, or the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies conducted under this Agreement.

1.13 “Clinical Development” means, with respect to a product, all activities (excluding Pre-Clinical Development and Manufacturing) related to Clinical Studies, including: (a) non-clinical studies other than Pre-Clinical Development in preparation for the Phase 1 Clinical Study, (b) IND submission (including the preparation of all Regulatory Documentation in connection with such IND), (c) Phase 1 Clinical Studies, (d) the Phase 2 Clinical Study, (e) Phase 3 Clinical Study and (f) statistical analysis and report writing, the preparation and submission of a Drug Approval Application, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Market Approval for such product.

1.14 “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.15 “Collaboration Information and Inventions” means any and all Information and Inventions arising during the Term (a) in the course of either Party’s performance of its obligations or exercise of its rights, or (b) otherwise in the course of the Development, Manufacturing or Commercialization of the Licensed Products, in each case ((a) or (b)), under this Agreement.

1.16 “Combination Product” means a product consisting of any Licensed Product sold with one or more Other Product(s)/Service(s).

1.17 “Commercialization” means, with respect to a product, any and all activities (whether before or after Market Approval) directed to the marketing, promotion and sale of such product after Market Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such product, importing, exporting or transporting such product for commercial sale, medical education activities with respect to such product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing, and regulatory affairs with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning. For the avoidance of doubt, Commercialization shall not include any Manufacturing activities.

1.18 “Commercially Reasonable Efforts” means the level of efforts and resources expended by a Party, which efforts would be [***]. With respect to commercialization activities, Commercially Reasonable Efforts would be determined on a country-by-country (or region-by-region, where applicable) and Indication-by-Indication basis.

1.19 “Competitive Product” means any pharmaceutical product, other than the Licensed Product, that [***].

1.20 “Complaining Party” has the meaning set forth in Section 14.2.

1.21 “Confidential Information” has the meaning set forth in Section 11.1.

1.22 “Control” means, with respect to any Information and Inventions, Regulatory Documentation, Patent, IP, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Sections 2.1 and 2.4), to assign or grant a license, sublicense or other right to or under such Information and Inventions, Regulatory Documentation, Patent, IP, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party and without making any additional payments in connection therewith (other than the payment to such Party’s employees and contractors).

1.23 “Controlling Party” has the meaning set forth in Section 9.5.1.

1.24 “Development” means all Pre-Clinical Development and Clinical Development activities (excluding, for clarity, any Manufacturing of the Licensed Product). When used as a verb, “Develop” means to engage in Development.

1.25 “Development Plan” means the plan for the Development of the Licensed Products as described in Section 4.1.3, as updated from time to time pursuant to Section 4.1.3.

1.26 “Disclosing Party” has the meaning set forth in Section 11.1.

1.27 “Dispute” has the meaning set forth in Section 15.4.

1.28 “Dollars” or “$” means United States Dollars.

1.29 “Drug Approval Application” means, with respect to Licensed Product, a New Drug Application (an “NDA”), and with respect to Generic Product, an Abbreviated New Drug Application (an “ANDA”), in each case as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.30 “Effective Date” has the meaning set forth in the preamble hereto.

1.31 “EMA” means the European Medicines Agency and any successor agency thereto.

1.32 “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein, and Switzerland, and the United Kingdom.

1.33 “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization.

1.34 “Executive Officer” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.

1.35 “Existing Transdermal Preparation Patent” means the Patent set forth in Schedule 1.35.

1.36 “Exploit” means, with respect to a product, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit such product and “Exploitation” means the act of Exploiting a product.

1.37 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.38 “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.39 “Field” means all therapeutic, prophylactic, and diagnostic uses.

1.40 “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. [***].

1.41 “Force Majeure Event” has the meaning set forth in Section 15.1.

1.42 “Generic Product” means any pharmaceutical product that (a) is sold in a country under Market Approval by a Third Party who is not a Sublicensee, (b) comprises: [***], (c) is [***] and (d) has obtained Market Approval in the Territory as a generic pharmaceutical product of the Licensed Product.

1.43 “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.44 “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.45 “Indemnification Claim Notice” has the meaning set forth in Section 13.3.

1.46 “Indemnified Party” has the meaning set forth in Section 13.3.

1.47 “Indemnifying Party” has the meaning set forth in Section 13.3.

1.48 “Indication” means any distinct human disease category, as identified by a block of the Tenth Revision of the International Classifications of Diseases and Related Health Problems of 2010 (a “Block”), that the Licensed Product will treat, prevent, or diagnose, as evidenced by the filing of a separate Drug Approval Application (or supplemental Drug Approval Application, as the case may be). [***].

1.49 “Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, sanitization procedures, computer-aided simulations and flow models, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions, and tangible embodiments of any of the foregoing.

1.50 “Infringement” has the meaning set forth in Section 9.4.1.

1.51 “Infringement Notice” has the meaning set forth in Section 9.4.1.

1.52 “Intellectual Property” or “IP” means Patents; works of authorship in any and all mediums and all derivative works thereof, whether or not protectable by copyright and all U.S. and foreign copyrights to such works (including all copyright registrations and applications and all renewals and extensions thereof); rights in registered and unregistered designs; rights in trade secrets, know-how, processes, algorithms, and other Information and Inventions, and all software and other tangible and intangible embodiments thereof; and all applications, registrations, and renewals in connection therewith, in the U.S. and all foreign jurisdictions; rights in all Confidential Information; and other proprietary rights however denominated throughout the world; and copies and tangible embodiments thereof, in any and all forms and mediums now known or hereinafter created. For clarity, Intellectual Property shall not include any Trademarks.

1.53 “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.54 “Joint Information and Inventions” has the meaning set forth in Section 9.2.6.

1.55 “Joint Patents” has the meaning set forth in Section 9.2.6.

1.56 “Licensed Know-How” means the Information and Inventions (excluding any Patents) related to the Patch Technology, that are Controlled by MedRx or its Affiliates as of the Effective Date (provided that if such Information and Inventions come under the Control of MedRx or any of its Affiliates during the Term, then such Information and Inventions shall be included in the Licensed Know-How), including without limitation as set forth on Schedule 1.56, which are necessary or reasonably useful for the Development (excluding any Pre-Clinical Development) or Commercialization of the Licensed Product by Licensee as contemplated hereunder, excluding for clarity any Manufacturing Know-How. Licensed Know-How excludes Licensed Patents and Manufacturing Technology.

1.57 “Licensed Patents” means the Patents set forth on Schedule 1.57 which: (a) claim the Patch Technology and (b) are Controlled by MedRx or its Affiliates as of the Effective Date (provided that if additional Patents that claim the Patch Technology come under the Control of MedRx or any of its Affiliates during the Term, and such Patents are necessary or reasonably useful for Licensee to Exploit the Licensed Products or otherwise perform its activities under this Agreement, then such Patents shall be included in the Licensed Patents). For clarity, the Licensed Patents shall include the Existing Transdermal Preparation Patent (subject to Section 9.2.3), the MedRx Improvement Patents, MedRx’s Sole Patents and MedRx’s rights in ***] and other Joint Patents.

1.58 “Licensed Product” means a pharmaceutical product comprising: (a) Patch Technology and (b) ALTO-101[***].

1.59 “Licensed Technology” means Licensed Know-How and Licensed Patents.

1.60 “Licensee” has the meaning set forth in the preamble hereto.

1.61 “Licensee Indemnitees” has the meaning set forth in Section 13.2.

1.62 “Licensee Know-How” means the Information and Inventions related to ALTO-101, that are Controlled by Licensee or its Affiliates as of the Effective Date (provided that if such Information and Inventions come under the Control of Licensee or its Affiliates during the Term, then such Information and Inventions shall be automatically included in the Licensee Know-How), including without limitation as set forth on Schedule 1.62, and which are necessary or reasonably useful for the Pre-Clinical Development or Manufacture of the Licensed Product by MedRx as contemplated hereunder.

1.63 “Licensee Maintained Patents” has the meaning set forth in Section 9.3.2.

1.64 “Licensee Patents” means the Patents set forth on Schedule 1.64 which (a) relate to or claim ALTO-101 and (b) are Controlled by Licensee or its Affiliates as of the Effective Date (provided that if any additional composition of matter, method of use or method of manufacturing Patents that specifically relate to ALTO-101 come under the Control of Licensee or its Affiliates during the Term, and such Patents are necessary or reasonably useful for MedRx to perform its activities under this Agreement, then such Patents shall be automatically included in the Licensee Patents). For clarity, the Licensee Patents shall include the Product Patents.

1.65 “Licensee Technology” means Licensee Know-How and Licensee Patents.

1.66 “Losses” has the meaning set forth in Section 13.1.

1.67 “MAA” has the meaning set forth in Section 1.29.

1.68 ”Major Market” means each of (a) the United States, (b) at least two (2) of Germany, Spain, France, Italy or the United Kingdom, and (c) one (1) of China or Japan.

1.69 “Manufacture” and “Manufacturing” means, with respect to a product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, stability testing, quality assurance or quality control of such product or any intermediate thereof.

1.70 “Manufacturing Agreements” means, with respect to the Licensed Product or any component thereof, an agreement entered into by a Party and a Third Party (including any contract manufacturing organization) for the Manufacture of the Licensed Product or any component(s) thereof.

1.71 “Manufacturing Cost” means the actual cost incurred by a Party or its Affiliates in the manufacture of Product, including the aggregate of such Party’s costs for testing, labor, raw material, components, labeling, packaging, and other costs (including manufacturing overhead) directly allocable to manufacture and quality assurance clearance[***].

1.72 “Manufacturing Know-How” means the Information and Inventions Controlled by MedRx or its Affiliates as of the Effective Date (provided that if such Information and Inventions come under the Control of MedRx or its Affiliates during the Term, then such Information and Inventions shall be automatically included in the Manufacturing Know-How), including without limitation as set forth on Schedule 1.73, which are necessary or reasonably useful for the Manufacturing of the Licensed Product by MedRx as contemplated hereunder, excluding for clarity any Licensed Technology.

1.73 “Manufacturing Patents” means the Patents set forth on Schedule 1.72 which: (a) claim the Manufacturing of the Licensed Product and (b) are Controlled by MedRx or its Affiliates as of the Effective Date (provided that if any additional Patents claiming the Manufacturing the Licensed Product come under the Control of MedRx or any of its Affiliates during the Term, then such Patents shall be included in the Licensed Patents), but excluding, for clarity, any Manufacturing Patents.

1.74 “Manufacturing Technology” means the Manufacturing Patents and Manufacturing Know-How.

1.75 “Market Approval” means an approval from a Regulatory Authority of the applicable Drug Approval Application for such Licensed Product by such Regulatory Authority.

1.76 “MedRx” has the meaning set forth in the preamble hereto.

1.77 “MedRx Indemnitees” has the meaning set forth in Section 13.1.

1.78 “MedRx Improvement Patents” has the meaning set forth in Section 9.2.4(ii).

1.79 “MedRx Maintained Patents” has the meaning set forth in Section 9.3.1.

1.80 “Milestone Event” means each of the events identified as a milestone event in Section 8.2.1 and 8.2.2.

1.81 “Monetization” means the monetization of all or a portion of MedRx’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.82 [***]

1.83 “NDA” has the meaning set forth in Section 1.29.

1.84 “Net Sales” means, for any period, the gross amount invoiced by Licensee or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), less deductions (to the extent such deductions can be documented and are not already deducted from the amount billed or invoiced, and to the extent such deductions are not otherwise recovered or reimbursed and actually allowed and attributable to the Licensed Product) for: [***]. Any of the deductions listed above that involves a payment by Licensee or any of its Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when Licensee, its Affiliate, or its Sublicensee recognizes revenue on such sale in accordance with Accounting Standards consistently applied by such Licensee, Affiliate or Sublicensee, and Net Sales shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. [***]. Net Sales shall not include sales between or among Licensee, its Affiliates, or Sublicensees, unless such purchaser is an end user, but shall include the subsequent re-sales to a Third Party.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product, if sold separately in such country, and B is the average invoice price in such country of such Other Product(s)/Service(s), if sold separately in such country. If either such Licensed Product or such Other Product(s)/Service(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Licensed Product, on the one hand, and such Other Product(s)/Service(s), collectively, on the other hand; provided that if, notwithstanding such good faith negotiation, the Parties are unable to agree on an adjustment to Net Sales in such country within [***] days after a request by a Party that they negotiate such an adjustment, then the adjustment to Net Sales shall be determined by a Third Party valuator to reasonably reflect the fair market value of the contribution of the Licensed Product to the Combination Product, the costs of which valuator shall be borne by Licensee. [***].

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated [***], if such basis cannot be determined, in accordance with Licensee’s, or its Affiliates’ existing allocation method [***]; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations. Licensee’s or any of its Affiliates’ transfer of any Licensed Product to an Affiliate shall not result in any Net Sales, unless such Affiliate is an end user or consumer of such Licensed Product.

1.85 [***].

1.86 “Non-Controlling Party” has the meaning set forth in Section 9.5.1.

1.87 “Other Product(s)/Service(s)” means a product or service other than a Licensed Product, for example, a diagnostic or biomarker test or service or another pharmaceutical product or service.

1.88 “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.89 “Patch Technology” means MedRx’s or any of its Affiliates’ proprietary transdermal therapeutic patch as of the Effective Date (provided that if an additional transdermal therapeutic patch comes under the Control of MedRx or any of its Affiliates during the Term, then such patch shall be automatically included in the Patch Technology), including but not limited to liquid reservoir patches, microreservoir patches, monolithic layer patches, or other patch products for delivering drugs transdermally, and all intellectual property rights in and to the same.

1.90 “Patent Challenge” has the meaning set forth in Section 14.3.

1.91 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part (excluding any matter not entitled to the benefit of the filing date of the earlier nonprovisional application), provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.92 “Payments” has the meaning set forth in Section 8.7.2.

1.93 [***]

1.94 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.95 “Phase 1 Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 1 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent regulation in any other country[***].

1.96 [***]

1.97 “Phase 2 Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 2 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.

1.98 “Phase 3 Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 3 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.99 “Pre-Clinical Development” means, with respect to a product, all activities (excluding Manufacturing) related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, statistical analysis and report writing, prior to and in preparation for [***]. For the avoidance of doubt, Pre-Clinical Development: (a) does not include clinical protocol development [***] but (b) includes the provision of information necessary or reasonably useful or otherwise requested or required by a Regulatory Authority prior to or in preparation for: (i) an IND submission (including the drafting thereof); and (ii) institutional review board submission (including the drafting thereof), in each case relating to such research, preclinical and other non-clinical testing.

1.100 “Product Complaints” means any written, verbal, or electronic expression of dissatisfaction regarding the Licensed Product sold by or on behalf of Licensee (or any of its Affiliates or Sublicensees) in the Field in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.101 “Product Information and Inventions” means Collaboration Information and Inventions that [***]. For clarity, Product Information and Inventions shall not include Collaboration Information and Inventions that [***].

1.102 “Product Patents” means Patents claiming Product Information and Inventions. [***].

1.103 “Product Trademarks” means the Trademark(s) to be used by Licensee, its Affiliates, or Sublicensees for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.104 “Receiving Party” has the meaning set forth in Section 11.1.

1.105 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of ALTO-101 or a Licensed Product in the Territory.

1.106 “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to the Licensed Product.

1.107 “Regulatory Exclusivity” means any period of data or market exclusivity granted or otherwise authorized in respect of a Licensed Product, other than as a result of a Patent, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for Market Approval of another product, or (b) Commercializing a Licensed Product in the Field in the applicable Territory in which such data or market exclusivity is granted, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.108 “Royalty Term” means, with respect to each Licensed Product in each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending upon the latest of: (a) the expiration of the last-to-expire [***]; (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product; (c) the first approval of a Generic Product in such country for such Licensed Product, and (d) ten (10) years from the First Commercial Sale of such Licensed Product in such country.

1.109 “Service Provider” means a Person retained to perform services but which Person is not granted any sublicense of any rights hereunder.

1.110 “Sole Information and Inventions” has the meaning set forth in Section 9.2.5.

1.111 “Sole Patents” has the meaning set forth in Section 9.2.5.

1.112 “Sublicensee” means a Person that is granted a sublicense by Licensee in accordance with Section 2.2.

1.113 “Term” has the meaning set forth in Section 14.1.

1.114 “Termination Notice Period” has the meaning set forth in Section 14.2.

1.115 “Territory” means worldwide.

1.116 “Third Party” means any Person other than MedRx, Licensee and their respective Affiliates.

1.117 “Third Party Claims” has the meaning set forth in Section 13.1.

1.118 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.119 “Upfront Payment” has the meaning set forth in Section 8.1.

1.120 “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country (excluding any claim of a continuation-in-part directed to matter not entitled to the benefit of the filing date of the earlier nonprovisional application) that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that pending claim shall be prosecuted in good faith and the pendency of such claim (including any cancelled and refiled claims, whether refiled in the same or different application, and any non-substantively amended version of such claim or refiled claim) shall not exceed [***] years from the effective filing date of the claim.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Licensee. Subject to and conditioned upon all other terms and conditions of this Agreement, MedRx hereby grants to Licensee and its Affiliates an exclusive (including with regard to MedRx and its Affiliates and MedRx Sublicensees), non-transferable (except as set forth herein), royalty-bearing license, with the limited right to sublicense solely in accordance with Section 2.2, under and with respect to the Licensed Technology solely to Develop (excluding any Pre-Clinical Development) and Commercialize Licensed Products in the Field in or for the Territory.

2.2 Licensee Sublicenses. The rights and licenses granted to Licensee under Section 2.1 may be sublicensed to a Third Party (“Sublicensee”), provided that (a) Licensee shall remain fully responsible for the performance by each Sublicensee, [***]. Licensee shall, notwithstanding any sublicensing, remain liable to MedRx for its and its Sublicensees’ compliance with this Agreement.

2.3 Disclosure of Licensed Know-How. MedRx shall disclose and make available to Licensee the Licensed Know-How listed on Schedule 1.56 promptly following the Effective Date. Licensed Know-How will be provided in the language in which it was created, together with an English translation (if created in a language other than English).

2.4 Grants to MedRx. Subject to all other terms and conditions of this Agreement (and with respect to any Licensee Technology that is Controlled by Licensee pursuant to a license agreement from a Third-Party licensor, to the extent permitted under such Third Party license agreement), Licensee hereby grants to MedRx (a) an exclusive (including with regard to Licensee and its Affiliates), non-transferable (except as set forth herein), royalty-bearing (sub)license, with the limited right to sublicense solely in accordance with Section 2.5, under and with respect to the Licensee Technology solely to conduct Pre-Clinical Development, and (b) an exclusive (including with regard to Licensee, its Affiliates, and Sublicensees), non-transferable (except as set forth herein), royalty-bearing, sublicenseable (sub)license, under and with respect to the Licensee Technology solely to Manufacture and have Manufactured the Licensed Products for Licensee in accordance with this Agreement and the Manufacturing and Supply Agreement, in each case (a)-(b), in the Field in or for the Territory; provided that to the extent any Licensee Technology is Controlled by Licensee under a license agreement from a Third-Party licensor and such license agreement does not allow Licensee to grant exclusive sublicenses, then the foregoing sublicenses granted to MedRx under this Section 2.4 under such Licensee Technology shall be non-exclusive licenses (but shall be exclusive as between Licensee and MedRx).

2.5 MedRx Sublicenses. The rights and licenses granted to MedRx under Section 2.4 may be sublicensed to a Third Party (each, a “MedRx Sublicensee”), provided that (a) MedRx shall remain fully responsible for the performance by each MedRx Sublicensee, [***]. MedRx shall, notwithstanding any sublicensing, remain liable to Licensee for its and its Sublicensees’ compliance with this Agreement.

2.6 Disclosure of Licensee Know-How. Licensee shall disclose and make available to MedRx the Licensee Know-How listed on Schedule 1.62 promptly following the Effective Date. Licensee Know-How will be provided in the language in which it was created, together with an English translation (if created in a language other than English).

2.7 Non-Compete.

2.7.1 During the Term (or the maximum period permitted under Applicable Law, if shorter), MedRx shall not, and shall procure that its Affiliates and MedRx Sublicensees do not, directly or indirectly, itself or through any Third Party, (a) Exploit patch formulations of [***] drugs for use within central nervous system disorders or Exploit any patch formulations of any Competitive Product in any Indication, other than the Licensed Product in the Field in the Territory, or (b) enter into any collaboration or license agreement with any Third Party in connection with any such Exploitation described in the foregoing subclause (a); provided, however, that such restriction [***].

2.7.2 During the Term (or the maximum period permitted under Applicable Law, if shorter), Licensee shall not, and shall procure that its Affiliates and Sublicensees do not, directly or indirectly, (a) Develop a Competitive Product in the Field anywhere in the world, (b) Manufacture a Competitive Product in the Field anywhere in the world, or (c) market, sell, Exploit or otherwise Commercialize, itself or through any Third Party, directly or indirectly, any Competitive Product in the Field anywhere in the world, or enter into any collaboration or license agreement with any Third Party in connection with any of the foregoing; provided, however, that the restriction set forth in this Section 2.7.2 [***].

2.7.3 In the event that any of the non-compete periods set forth in Section 2.7.1 or 2.7.2 above (the “Non-Compete Period”) do not cover the entire Term as required under Applicable Law, prior to the expiration of the Non-Compete Period[***].

ARTICLE 3

GOVERNANCE

3.1 Joint Development Committee. Within [***] days after the Effective Date, the Parties shall establish a Joint Development Committee (the “JDC”). Each of MedRx and Licensee shall designate one of its representatives as its primary JDC contact. Each of MedRx and Licensee may replace its representatives from time to time upon written notice to the other Party.

3.2 Joint Post-Development Committee. Within [***] days after the JDC passes a decision that it has received and accepted all Deliverables under the Phase 1 Development Plan and that the JDC has been dissolved pursuant to Section 3.9, the Parties shall establish a Joint Post-Development Committee (the “JPDC”) which, for clarity, may include former members of the JDC. Each of MedRx and Licensee shall designate one of its representatives as its primary JPDC contact. Each of MedRx and Licensee may replace its representatives from time to time upon written notice to the other Party.

3.3 Meetings of the JDC and JPDC. For so long as the JDC and the JPDC exist as set forth in Section 3.9 below, the JDC and JPDC shall hold meetings (a) at least [***] per Calendar Year or (b) otherwise as frequently as the JDC Members or JPDC Members (as defined below) may agree shall be necessary to perform their obligations under this Section 3.3. The JDC and the JPDC shall also meet on an ad hoc basis upon the reasonable request by one Party to the other Party (such request not to be unreasonably denied). The JDC Lead and JPDC Lead (as defined below) or his/her delegate will be responsible for sending agendas for all JDC or JPDC meetings (as applicable) to all JDC Members or JPDC meetings (as applicable) in advance of each scheduled meeting of the JDC or JPDC. The venue for the meetings shall be agreed by the JDC or JPDC and may be virtual upon agreement by the Parties.

3.4 Minutes of the JDC and JPDC. The JDC and JPDC will keep minutes of its meetings that record in writing all decisions made, action items assigned or completed, and other appropriate matters. The responsibility for keeping minutes will reside with the Party whose representative is chairing such meeting as set forth in Section 3.7. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment, and approval by each Party. A decision that may be made at a JDC or JPDC meeting may also be made, without a meeting, if such decision is agreed to in writing (including by email) by each Party’s JDC Members or JPDC Members (as applicable).

3.5 Responsibilities of the JDC. The JDC will have the responsibility and authority to oversee and manage the following portions of the Development Plan: (i) Pre-Clinical Development; and (ii) Phase 1 Clinical Study (collectively, the “Phase 1 Development Plan”), including the following activities:

(a)	review and approve the design, budget, and revisions (if any) for the Phase 1 Development Plan [***];

(b)	review and approve any revisions to the Deliverables or timelines in the Phase 1 Development Plan;

(c)	review and oversee the execution of the Phase 1 Development Plan, including making recommendations or decisions regarding aspects of the work under the Phase 1 Development Plan as needed;

(d)	attempt to resolve any disputes on an informal basis; and

(e)	such other functions and mutually agreed upon by the Parties.

3.6 Responsibilities of the JPDC. The JPDC will have the responsibility and authority to manage the following activities:

(a)

discussing in good faith the design, budget, and revisions (if any) of the Development Plan (excluding the Phase 1 Development Plan), including any such changes introduced by the Parties pursuant to Section 4.1.3;

(b)	discussing in good faith any revisions to the Deliverables or timelines in the Development Plan (excluding the Phase 1 Development Plan);

(c)

discussing in good faith the execution of the Development Plan (excluding the Phase 1 Development Plan), including making recommendations regarding aspects of the work under the Development Plan (excluding the Phase 1 Development Plan) as needed;

(d)	discussing in good faith the overall strategy for Commercializing the Licensed Product in the Field in the Territory;

(e)	discussing in good faith any issues regarding pharmacovigilance and safety;

(f)

discussing in good faith any proposed modifications to the scope of the Parties’ respective Development or Commercialization obligations (e.g., MedRx conducting any Development activities outside of Pre-Clinical Studies or Licensee pursuing Development of the Licensed Product for a new Indication), as well as the allocation of control and responsibility in connection therewith,

(g)

facilitating the exchange of information between the Parties regarding the strategy for conducting Development and Commercialization activities in the Field in the Territory and establishing procedures as necessary for the efficient sharing of information and materials necessary or useful for the Development, Manufacturing and/or Commercialization of the Licensed Product in the Field in the Territory, or otherwise necessary or useful for the Parties to exercise their rights or perform their obligations hereunder;

(h)

serving as a means by which, following the Pre-Clinical Development and Phase 1 Clinical Study: (i) Licensee shall keep MedRx reasonably informed regarding the progress and results of Licensee’s Development and Commercialization efforts for the Licensed Product in the Field in the Territory and (ii) MedRx shall keep Licensee reasonably informed regarding the progress and status of MedRx’s Manufacturing of the clinical and commercial supply of the Licensed Product in the Field in the Territory, and of any other responsibilities that MedRx may have with respect to the Development and Commercialization of the Licensed Product in the Field in the Territory as may be agreed upon by the Parties;

(i)	attempting to resolve any disputes on an informal basis; and

(j)	such other functions and mutually agreed upon by the Parties.

3.7 Members; Additional Participants. The JDC and JPDC will each be composed of an equal number of MedRx and Licensee representatives, with a total of [***] representatives, unless otherwise agreed to by the Parties in writing (“JDC Members” and “JPDC Members”, respectively). Each Party may replace any of its JDC Members or JPDC Members or appoint a person to fill the vacancy created by any departing member. A Party that replaces a JDC Member or JPDC Member will notify the other Party prior to the next scheduled meeting of the JDC or JPDC (as applicable). Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts or advisors to attend part or the whole JDC or JPDC meeting with prior notification to the JDC or JPDC (as applicable), provided that (a) the other Party consents to such additional participants in the meeting, which consent shall not be unreasonably withheld if the requirements of this Section 3.7 are met; and (b) any third party participants in JDC or JPDC meetings (as applicable) are bound by obligations of non-disclosure and non-use of Confidential Information no less restrictive than those set forth in this Agreement. JDC Members and JPDC Members may be represented at any meeting by another person designated by the absent JDC Member or JPDC Member provided that such proxy representative has the requisite knowledge to serve in such capacity. The chair of the JDC shall alternate between a Licensee representative and a MedRx representative at each meeting, starting with a Licensee representative (“JDC Lead”), and the chair of the JPDC shall be a Licensee representative (“JPDC Lead”).

3.8 Decisions of the JDC and JPDC. The JDC Members and JPDC Members shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JDC and JPDC (to the extent applicable). The JDC and JPDC shall endeavor to make decisions by consensus.

If the JDC or JPDC is unable to decide a matter by consensus, then (a) MedRx shall have the final decision authority on any matters relating to[***], and (b) Licensee shall have the final decision authority with respect to [***], provided that [***].

If the JDC is unable to decide a matter by consensus for which a Party does not have final decision authority, then such matter shall be subject to resolution in accordance with Section 15.4 (Dispute Resolution).

3.9 Lifetime of the JDC, JPDC. The JDC will exist throughout the Phase 1 Development Plan and will dissolve when the JDC passes a decision that it has received and accepted all Deliverables under the Phase 1 Development Plan. The JPDC will exist following receipt and acceptance of all Deliverables under the Phase 1 Development Plan until the termination of this Agreement.

3.10 JDC and JPDC Limits on Authority. The JDC and JPDC may not amend, waive or modify the terms of this Agreement and shall have no responsibility or authority other than that expressly set forth in this Article 3. For the avoidance of doubt, the JDC shall have no authority to oversee or manage, and Licensee shall have sole authority and control over, any Development other than the Pre-Clinical Development and Phase 1 Clinical Study.

3.11 Exchange of Information. Each Party shall keep the other Party reasonably and promptly informed as to its progress and activities in material respects relating to the Development, Manufacture and Commercialization of the Licensed Product in the Field in the Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to appropriate committees at their meetings or directly in writing as reasonably requested from time to time by the other Party.

ARTICLE 4

DEVELOPMENT AND REGULATORY

4.1 Development.

4.1.1 In General. Without limitation on the Parties’ cooperation to Develop the Licensed Product, MedRx shall be solely responsible for all Pre-Clinical Development (including formulation pharmacology and toxicology) necessary to support an IND and institutional review board filing for the Licensed Products in the Field in the Territory (through and including such filing), and Licensee shall be solely responsible for all other Development (including non-clinical studies or Clinical Studies) necessary to obtain Market Approval of the Licensed Products in the Field in the Territory[***]. For clarity, Licensee shall be responsible for conducting Phase 1 Clinical Studies, subject to the JDC’s oversight and management of Phase 1 Clinical Studies as set forth in Section 3.5.

4.1.2 Research and Development Funding. [***] responsible for the costs of [***]. [***] responsible for the costs of all other Development (including non-clinical studies or Clinical Studies). For the avoidance of doubt, [***] responsible for [***]; and [***] responsible for [***].

4.1.3 Development Plan. Schedule 4.1.3 sets forth an initial plan to Develop the Licensed Products in the Field in the Territory (such plan and any update thereto, the “Development Plan”), reflecting those Development activities that each Party believes, in good faith, are required in order for each such Party to satisfy its respective obligations under Section 4.2 (Development Diligence). Each Party shall, along with the annual report to be delivered pursuant to Section 4.3 (Reports), update the Development Plan on [***] with details and timelines as to its planned and completed Development activities, including Pre-Clinical Development, Clinical Development, and regulatory filings. The Development Plan is the Confidential Information of both Parties. In the event of: (i) any conflict between the updates to the Development Plan proposed by the Parties, (ii) any material changes, reprioritizations of, or additions to the Development Plan proposed by a Party or (iii) upon the reasonable request by a Party from time to time, the Parties shall discuss in good faith such proposed updates and concerns of each Party through the JDC (in the case of updates to the Phase 1 Development Plan) or the JPDC (in the case of any other updates to the Development Plan).

4.2 Development Diligence. Each Party [***] perform its Development activities under this Agreement[***].

4.3 Reports. MedRx shall deliver to Licensee [***] report of Pre-Clinical Development activities and costs incurred therefor no later than by [***] months after the Effective Date of this Agreement (and every [***] months thereafter), which report shall include, as applicable: [***]. Licensee shall deliver to MedRx [***] report of Clinical Development activities and costs incurred therefor no later than by [***] months after the Effective Date of this Agreement (and every [***] months thereafter), which report shall include, as applicable: [***].

4.4 Records. Each Party shall maintain (and cause its Affiliates, Sublicensees (in the case of MedRx, Sublicensees) and Service Providers to maintain) Development records in sufficient detail to comply with Applicable Law, and shall maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work. Such records and documentation shall reflect all work done and results achieved in the performance of the applicable Development activities in a manner appropriate for any regulatory purpose and, when applicable, for use in connection with filings or applications for Patents (including prosecution and maintenance). Such records and documentation shall be retained for at least [***] years or such longer period as may be required by Applicable Law. Each Party shall have the right to review all such Development records and obtain copies thereof at reasonable times, upon written request, and the other Party shall make personnel reasonably available during regular business hours to answer queries on all such records.

4.5 Subcontracting. Each Party may retain Service Providers to conduct Development activities on its behalf provided that (a) such Party shall oversee the performance by its Service Providers of the subcontracted activities, (b) such Party shall remain directly responsible for the performance of such activities by such Service Providers and compliance by Service Providers with the terms and conditions of this Agreement, and (c) any agreement pursuant to which such Party retains any Service Provider must be in writing and its terms (including terms relating to ownership of intellectual property, confidentiality obligations, and termination in the event of a Patent Challenge) must be consistent with, and subordinate to, this Agreement.

4.6 Compliance. Each Party shall perform (and shall cause its Affiliates, Sublicensees (in the case of MedRx, MedRx Sublicensees) and Service Providers to perform) all of its Development activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

ARTICLE 5

REGULATORY

5.1 Generally. Licensee shall have sole control over and decision-making authority with respect to (a) preparing, obtaining and maintaining all Drug Approval Applications and any other Regulatory Documentation and (b) conducting communications with the Regulatory Authorities, in each case (a) and (b), for the Licensed Products in the Territory[***].

5.2 Cost of Regulatory Activities. Except as set forth in Section 5.5 below, all costs incurred in connection with regulatory activities (excluding any such regulatory activities for Pre-Clinical Development) contemplated in this Article 5, including preparation by or on behalf of Licensee of Regulatory Documentation for, and the obtaining and maintenance of, Market Approvals for the Licensed Product in the Field in the Territory[***].

5.3 Records. Licensee shall, and shall cause each of its Affiliates and Sublicensees to, maintain current and accurate records of all Regulatory materials and Regulatory Documentation that such parties may acquire during the Term.

5.4 Medical Inquiries. [***], in each case in accordance with Applicable Laws and this Agreement. In the event of any Product Complaints related to the Manufacture of the Licensed Product by MedRx, its Affiliates, or a MedRx Sublicensee, [***]. Subject to the foregoing, Licensee [***].

5.5 Cooperation. MedRx shall, at its own expense, reasonably cooperate with Licensee with respect to all such Regulatory Documentation and associated regulatory matters, with regard to activities undertaken by MedRx under this Agreement, including providing Licensee with information and data from Pre-Clinical Development relating to formulation pharmacology and toxicology reasonably necessary in connection with the preparation of Regulatory Documentation. All Drug Approval Applications, Market Approvals and other Regulatory Documentation relating to the Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Affiliate; provided that in the event that Applicable Law does not allow Licensee to be the holder of certain Market Approvals for the Licensed Product in the Territory, such Market Approvals may be held by MedRx in name only, for the sole benefit and under the sole control of Licensee. Licensee shall in effect possess all right, title, and interest in and to the Market Approvals as though Licensee owned the same, and without limiting the generality of the foregoing, Licensee shall have the exclusive (including with regard to MedRx and its Affiliates and MedRx Sublicensees) rights to use and reference such Market Approval to Develop (except Pre-Clinical Development) and Commercialize Licensed Product. Without limiting the foregoing, each Party shall cooperate with the other Party and shall exchange and disclose any material information pertaining to actions taken by Regulatory Authorities, in connection with the Licensed Product in the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Licensed Product in the Territory, notice of violation letter, warning letter, service of process or other inquiry. Each Party shall also inform the other Party of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the Licensed Product in the Field.

ARTICLE 6

COMMERCIALIZATION

6.1 In General. Subject to Section 6.2 below, Licensee shall have sole control over and final decision-making authority with respect to the Commercialization of the Licensed Products in the Field in the Territory at its own cost and expense.

6.2 Commercialization Diligence. Licensee [***] Commercialize the Licensed Products in the Field [***]. Subject to the foregoing, nothing in this Section 6.2 is intended to impose an obligation, or should be construed as imposing an obligation, on Licensee to obtain or maintain Market Approval in any country in the Territory.

6.3 Commercialization Report. Following the commencement of Commercialization activities under this Agreement by Licensee or its Affiliates or Sublicensees, Licensee shall provide to MedRx [***] summary report of Licensee’s such Commercialization activities with respect to the Licensed Product for [***], such report to be delivered [***] following the Effective Date and [***] thereafter, which report shall include [***]. Licensee’s reports regarding its (and its Affiliates and Sublicensees) Commercialization activities shall be the Confidential Information of Licensee.

6.4 Subcontracting. Licensee may retain Service Providers to conduct Commercialization activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain directly responsible for the performance of such activities by such Service Providers and compliance by Service Providers with the terms and conditions of this Agreement, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and its terms (including terms relating to ownership of intellectual property, confidentiality obligations, and termination in the event of a Patent Challenge) must be consistent with, and subordinate to, this Agreement.

6.5 Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Commercialization activities in the Field in the Territory in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws (including, for clarity, any anti-bribery laws, anti-corruption laws, and anti-unfair competition laws).

6.6 Sales and Distribution. Licensee shall have sole control over and decision-making authority with respect to invoicing, collection and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and all related services. Licensee shall have sole control over and decision-making authority with respect to handling all returns, order processing, inventory and receivables with respect to the Licensed Product in the Territory.

6.7 Recalls. Licensee shall have the right to determine (and shall notify MedRx with respect to such determination) whether to initiate any recall or withdrawal of the Licensed Product in the Field in the Territory (including the scope of such recall or withdrawal). In the event that: (a) MedRx has proposed that a Licensed Product recall or withdrawal should be initiated to avoid a substantial risk of personal injury (including death), property damage, fraud or other willful misconduct, or violation of Applicable Law; [***]. In the event that: (i) Licensee has initiated a Licensed Product recall or withdrawal to avoid a substantial risk of personal injury (including death), property damage, fraud or other willful misconduct, or violation of Applicable Law[***].

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Clinical Supply.7.1.1 MedRx shall be solely responsible for the Manufacture and clinical supply, at fully burdened Manufacturing cost of MedRx [***], of the Licensed Products for the Clinical Development of the Licensed Products under this Agreement in accordance with the timelines, quantities and specifications set forth in the Development Plan. Notwithstanding the foregoing, MedRx shall not be responsible (except otherwise agreed upon by MedRx) for the Manufacture of any quantities of Licensed Products for Clinical Development [***]; provided that if such requested quantities are set forth in the Development Plan, [***]. Upon either Party’s request following the Effective Date, and without limiting the foregoing sentence, the Parties shall negotiate and enter into a separate quality agreement in connection with the Manufacture of Licensed Products, and a separate Manufacture and supply agreement.

7.1.2 If MedRx fails to meet its obligations set forth in Section 7.1.1 (or such other obligations as the Parties may agree in writing with respect to clinical Manufacture and supply), Licensee shall have the right, at its sole discretion and upon written notice to MedRx, to assume responsibility for the Manufacturing of clinical supplies of the Licensed Products by itself or through a Third Party. If Alto provides such notification, MedRx shall promptly cooperate in good faith with Licensee (or such Third Party) to transfer to Licensee (or such Third Party) the Manufacturing Technology (including all necessary licenses under such Manufacturing Technology) (collectively, the “Manufacturing Technology Transfer”), to the extent not previously transferred or provided to Licensee under this Agreement, by providing copies of relevant documentation or other embodiments of such Manufacturing Technology and technical assistance as described below. Manufacturing Technology Transfer shall take place in accordance with a written plan developed by the Parties in good faith through the JDC prior to the anticipated commencement of the Manufacturing Technology Transfer, and MedRx [***] conduct and complete (including production of any comparability and validation batches) such Manufacturing Technology Transfer within [***] days following Licensee’s notification. Upon Licensee’s reasonable request, MedRx shall, at no additional cost to Licensee, make available to Licensee MedRx’s qualified technical personnel on a reasonable basis for up to [***] hours to assist Licensee in its efforts to implement any Manufacturing Technology transferred to Licensee pursuant to the Manufacturing Technology Transfer; provided that Licensee shall reimburse MedRx for [***]. Following the Manufacturing Technology Transfer, Licensee shall be solely responsible for the Manufacture of clinical supplies of the Licensed Products, at its sole cost and expense.

7.2 Commercial Supply At least [***] months prior to the anticipated commencement date for the Phase 3 Clinical Study, the Parties shall agree upon the material terms of a manufacturing and supply agreement for the Manufacture and commercial supply of Licensed Product; provided that the Parties shall thereafter negotiate and enter into a full definitive agreement for a manufacturing and supply agreement for the Manufacture and commercial supply of the Licensed Product (the “Commercial Manufacturing and Supply Agreement”) within a reasonably promptly time period thereafter. The Commercial Manufacturing and Supply Agreement shall: (a) include terms under which Licensee shall exclusively purchase from MedRx, and MedRx shall supply all of Licensee’s requirements for supply of the Licensed Product (or such other percentage of Licensee’s requirements as the Parties may agree in writing); (b) be consistent with any Manufacturing Agreements for the manufacture of the Licensed Products; (c) include a price of the Licensed Product [***]; (d) include a reasonable manufacturing technology transfer provision that is consistent with [***]; and (e) include any other customary and commercially reasonable terms related to such commercial supply of the Licensed Products.

7.3 Subcontracting. MedRx may retain Service Providers to conduct Manufacturing activities and fulfill its obligations under Section 7.1 on its behalf provided that (a) MedRx shall oversee the performance by its Service Providers of the subcontracted activities, (b) MedRx shall remain responsible for the performance of such activities by such Service Providers and compliance by Service Providers with the terms and conditions of this Agreement, and (c) any agreement pursuant to which MedRx retains any Service Provider must be in writing and its terms (including terms relating to ownership of intellectual property, confidentiality obligations, and termination in the event of a Patent Challenge) must be consistent with, and subordinate to, this Agreement.

7.4 Compliance. MedRx shall perform (and shall cause its Affiliates, MedRx Sublicensees and Service Providers to perform) all of its Manufacturing activities in a good, scientific and workmanlike manner at a facility maintaining a current drug establishment registration with the FDA as set forth in 21 C.F.R. § 207, and in compliance with the terms of this Agreement and all Applicable Laws. Licensed Product shall be delivered in compliance with the mutually agreed specifications for the same (including the quantities and specifications set forth in the Development Agreement), shall be free from defects in materials and workmanship, shall be fit for the purpose for which it is intended, and shall not be adulterated or misbranded within the meaning of the FFDCA, and shall not constitute an article which may not, under the FFDCA, be introduced into interstate commerce. MedRx shall maintain all records as are necessary and appropriate to demonstrate compliance with Applicable Laws.

7.5 Information Sharing. Licensee shall keep MedRx reasonably informed in connection with: [***], in each case of (a) and (b) to the extent [***].

ARTICLE 8

PAYMENTS

8.1 Upfront Payment. Within [***] Business Days of the Effective Date, Licensee shall pay MedRx an upfront payment of one hundred fifty thousand dollars ($150,000) (the “Upfront Payment”), which payment shall be nonrefundable and non-creditable against any other payments due hereunder.

8.2 Milestones.

8.2.1 Development and Regulatory Milestones. Licensee shall notify MedRx of achievement of the corresponding Milestone Events set forth below (the “Development Milestones”) within [***] calendar days of achievement thereof. Licensee shall pay MedRx the following non-refundable, non-creditable milestone payments within [***] calendar days after receipt of an undisputed invoice therefor from MedRx, which invoice shall not be generated unless and until Licensee achieves the corresponding Milestone Event.

Milestone No.	Milestone Event	Milestone Payment
1	[***]	[***]

2	[***]	[***]

3	[***]	[***]

4	[***]	[***]

Each of the Milestone Payments listed in the table above will be payable by Licensee to MedRx only once [***]. Each Milestone Event shall be deemed to have occurred if a subsequent Milestone Event is achieved (e.g., in the event that the applicable Milestone Event for Milestone No. 2 or 3 has occurred and the Milestone Event for Milestone No. 1 has not otherwise occurred, then the Milestone Event for Milestone No. 1 will be deemed to have occurred).

8.2.2 Commercial Milestones. Licensee shall notify MedRx of achievement of the corresponding Milestone Event set forth below within [***] calendar days of the end of the Calendar Year in which such milestone is achieved; provided however that in no event shall a failure to deliver such a notice relieve Licensee of its obligation to pay MedRx the milestone payments set forth hereunder. Licensee shall pay MedRx the following non-refundable, non-creditable milestone payments within [***] calendar days after receipt of an undisputed invoice therefor from MedRx, which invoice shall not be generated unless and until Licensee achieves the corresponding Milestone Event. Each such Milestone Payment will be payable only once and the total Commercial Milestones paid to MedRx shall not exceed $110 million.

Milestone Letter	Milestone Event	Milestone Payment
A	Territory-wide Net Sales of all Licensed Products of at least [***] in a given Calendar Year	[***]

B	Territory-wide Net Sales of all Licensed Products of at least [***] in a given Calendar Year	[***]

C	Territory-wide Net Sales of all Licensed Products of at least [***] in a given Calendar Year	[***]

Each Milestone Event shall be deemed to have occurred if a subsequent Milestone Event is achieved (e.g., in the event that the applicable Milestone Event for Milestone Letter B or C has occurred and the Milestone Event for Milestone Letter A has not otherwise occurred, then the Milestone Event for Milestone Letter A will be deemed to have occurred).

8.2.3 Determination that Milestone Events Have Occurred. The achievement of any Milestone Event by an Affiliate or Sublicensee of Licensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Licensee. In the event that, notwithstanding the fact that Licensee has not provided MedRx notice of achievement of a particular Milestone Event as provided in section 8.2.1 or 8.2.2 above[***].

8.3 Royalties. Subject to Section 8.4, Licensee shall pay MedRx a [***] royalty on Net Sales of Licensed Products in the Field in the Territory for each Calendar Year (or partial Calendar Year) during the Royalty Term[***].

8.4 Royalty Rate Reduction.

8.4.1 The royalty rate set forth in Section 8.3 shall be reduced during the Royalty Term by [***] (on a country-by-country basis) from and after the earlier of: [***].

8.4.2 If Licensee reasonably believes that it is [***] for Licensee to obtain a license under any Patent owned or controlled by a Third Party in connection with Licensee’s Exploitation of a Licensed Product, it shall notify MedRx accordingly [***] Licensee shall have the right to deduct, from the royalties payable under this Agreement with respect to such Licensed Product in a particular Calendar Quarter, up to [***] of all upfront payments, milestone payments and royalties paid by Licensee to such Third Party pursuant to such license on account of the sale of such Licensed Product in such country during such Calendar Quarter.

8.4.3 Limitation. Notwithstanding any provision to the contrary set forth in this Agreement, the royalty payments that would otherwise be due to MedRx pursuant to Section 8.3 with respect to a particular Calendar Quarter shall not be reduced by more than [***] by operation of this Section 8.4, even if, by way of example, both subsections 8.4.1(a) and 8.4.1(b) are met[***].

8.5 Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] calendar days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to MedRx, at the same time each such payment is made, a report showing: [***].

8.6 Mode of Payment; Currency Conversion.

(i) All payments to MedRx under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as MedRx may from time to time designate on notice to Licensee.

(ii) If any currency conversion shall be required in connection with any payment hereunder, then such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in [***].

8.7 Taxes.

8.7.1 The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Licensee to MedRx under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Licensee shall be responsible for such VAT, and the payment to MedRx in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that MedRx receives a sum equal to the sum which it would have received had such VAT not been due.

8.7.2 The upfront payment, milestone payments and other amounts payable by Licensee to MedRx pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. MedRx shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Licensee shall inform MedRx of its intent to withhold tax [***] days prior to this withholding and remitting. Notwithstanding the foregoing, if MedRx is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, then it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of MedRx’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] calendar days prior to the time that the Payments are due. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. If, in accordance with the foregoing, Licensee withholds any amount, then it shall pay to MedRx the balance when due or make timely payment to the proper taxing authority of the withheld amount and send to MedRx proof of such payment within [***] days following such payment.

8.8 Interest on Late Payments. If any Payment due under this Agreement is not paid in when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***], such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

8.9 Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products[***]. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such books and records, until [***].

8.10 Audit. At the request of MedRx, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent certified public accountant retained by MedRx, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.5 (Payment Dates and Reports). Such audits may not (a) be conducted for any Calendar Quarter more than [***] years after the end of such Calendar Quarter, (b) be conducted more than [***] (unless a previous audit during such [***] period revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such [***]), or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of any audit shall be borne by MedRx, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 8.11, if such audit concludes that additional payments were owed during such period, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 8.8, within [***] calendar days after the date on which such audit is completed and the conclusions thereof are notified to the Parties, or if such audit concludes that excess payments were made during such period, Licensee shall deduct such excess payments from amounts owed MedRx.

8.11 Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 8.10, MedRx and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] calendar days of delivery of notice of dispute, then the dispute shall be submitted for arbitration to a certified public accounting firm selected by the Parties mutually or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate (the “Accountant”). The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne [***]. No later than [***] calendar days after such decision and in accordance with such decision, Licensee shall pay the additional royalty payments, if any, with interest from the date originally due as provided in Section 8.8.

8.12 Confidentiality. MedRx shall treat all information subject to review under this Article 8 in accordance with the confidentiality provisions of Article 11 and MedRx shall cause the independent public accountant retained by MedRx pursuant to Section 8.10 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Pre-Existing Information and Inventions. Each Party shall solely own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates prior to the Effective Date, and any and all Patents and other property rights with respect thereto (“Pre-Existing IP”).

9.2 Collaboration Information and Inventions.

9.2.1 Disclosure. During the Term, each Party will disclose to the other Party all Collaboration Information and Inventions that is conceived, discovered, developed or otherwise made solely or jointly by or on behalf of such Party, its Affiliates or Sublicensees (or in the case of MedRx, MedRx Sublicensees). Each Party shall promptly respond to reasonable requests from the other Party for additional information relating to any such Collaboration Information and Inventions[***].

9.2.2 Inventorship. The determination of inventorship, which shall include the determination of whether Collaboration Information and Inventions are conceived, reduced to practice, discovered, developed or otherwise made under this Agreement solely or jointly for the purpose of allocating proprietary rights therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where the relevant activity occurs.

9.2.3 Existing Patent; Supplemental Filing. The Parties acknowledge and agree that as of the Effective Date, [***]. MedRx agrees that promptly following the Effective Date (and in any event within [***] Business Days following the Effective Date), MedRx shall [***]. As soon as reasonably practicable (and in any event within [***] Business Days) following such [***], the Parties shall cooperate in good faith to [***]. The Parties shall cooperate in good faith, to the extent that [***]. In addition, the Party responsible for Prosecution and Maintenance shall [***]. [***].

9.2.4 Ownership.

(i) [***]: (a) all Collaboration Information and Inventions that specifically relate to or are a specific improvement to, only the Licensee Technology (and all intellectual property rights therein), and (b) all Product Information and Inventions and all intellectual property rights therein (including, for clarity, all Product Patents).

(ii) [***] all Collaboration Information and Inventions that specifically relate to or are a specific improvement to, only the Licensed Technology (and all intellectual property rights therein), and all intellectual property rights, including Patents***].

(iii) In the event of any dispute between the Parties regarding whether given Product Information and Inventions (or any portions thereof) are Product Information and Inventions or Collaboration Information and Inventions[***]. In addition, with respect to Collaboration Information and Inventions that comprise improvements to the Licensed Technology that are also applicable to compounds or products other than the Licensed Product (i.e. that are not Product Information and Inventions), without limiting the ownership provisions set forth in Sections 9.2.5 and 9.2.6, [***].

9.2.5 Except as set forth in Section 9.2.4, each Party shall own and retain all right, title, and interest in and to any and all Collaboration Information and Inventions that are conceived, invented, discovered, developed, or otherwise made solely by or on behalf of such Party or its Affiliates (including Sublicensees of such Party or its Affiliates) and all intellectual property rights therein (such Collaboration Information and Inventions, “Sole Collaboration Information and Inventions”), and Patents claiming such Sole Collaboration Information and Inventions (“Sole Patents”).

9.2.6 Except as set forth in Section 9.2.4, all right, title, and interest in and to any and all Collaboration Information and Inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Licensee or its Affiliates (including Sublicensees of such Licensee or its Affiliates), on the one hand, and MedRx or its Affiliates (including MedRx Sublicensees), on the other hand during the Term, and all intellectual property rights therein, shall be owned jointly by the Parties with each Party owning an equal, undivided interest in and to such Collaboration Information and Inventions and all intellectual property rights therein (such Collaboration Information and Inventions, “Joint Collaboration Information and Inventions” and Patents claiming such Joint Collaboration Information and Inventions, “Joint Patents”).

9.2.7 Each Party shall, and shall cause its Affiliates and Sublicensees (in the case of MedRx, MedRx Sublicensees), as applicable, to: (a) cooperate with and assist the other Party, both during and after the Term, in perfecting, maintaining, and enforcing the other Party’s ownership rights set forth in this Section 9.2, and (b) execute and deliver to the other Party any documents or take any other actions as may reasonably be necessary, or as the other Party may reasonably request, to perfect, maintain, protect, or enforce the other Party’s ownership rights set forth in this Section 9.2. Each Party shall cause all Persons who perform activities for such Party or its Affiliates (including Sublicensees of such Party or its Affiliates) to assign to such Party all Collaboration Information and Inventions that are conceived, discovered, developed or otherwise made by such Person. If a Party is unable to cause a Person already engaged by such Party or its Affiliates (including Sublicensees of such Party or its Affiliates) to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, such Party shall ensure that each such Person shall provide an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to grant sublicenses through multiple tiers) under their rights in such Collaboration Information and Inventions to such Party.

9.3 Prosecution and Maintenance of Patents.

9.3.1 MedRx Maintained Patents. MedRx shall have the first right to diligently prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) (such activities, “Prosecution and Maintenance” or “Prosecute and Maintain”, as applicable) the Licensed Patents [***] (collectively, the “MedRx Maintained Patents”) in the Territory, at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Licensee; provided that

MedRx shall (a) provide Licensee with a copy of all communications from any patent authority in the Territory regarding such Prosecution and Maintenance; (b) provide Licensee with a copy of drafts of any material filings or responses to be made to such patent authorities in connection with such Prosecution and Maintenance a reasonable amount of time in advance of submitting such filings or responses; (c) consider any comments with respect to such Prosecution and Maintenance from Licensee in good faith; and (d) not take any actions with respect to any such Prosecution and Maintenance that would be reasonably expected to materially weaken or reduce or narrow the scope or coverage of such MedRx Maintained Patent without the prior written consent of Licensee. If MedRx plans to abandon any MedRx Maintained Patent in the Territory, MedRx shall notify Licensee in writing at least [***] calendar days in advance of the due date of any payment or other action that is required to Prosecute and Maintain such MedRx Maintained Patent. Upon such notice, Licensee shall have the right, but not the obligation, to take over such Prosecution and Maintenance of such MedRx Maintained Patents to avoid abandonment. [***].

9.3.2 Licensee Maintained Patents. Licensee shall have the first right to diligently Prosecute and Maintain [***] (collectively, the “Licensee Maintained Patents”) in the Territory, at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to MedRx; provided that Licensee shall (a) provide MedRx with a copy of all communications from any patent authority in the Territory regarding such Prosecution and Maintenance; (b) provides MedRx with a copy of drafts of any material filings or responses to be made to such patent authorities in connection with such Prosecution and Maintenance a reasonable amount of time in advance of submitting such filings or responses; and (c) consider any comments with respect to such Prosecution and Maintenance from MedRx in good faith. If Licensee plans to abandon any Licensee Maintained Patents in the Territory, Licensee shall notify MedRx in writing at least [***] calendar days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensee Maintained Patents, as applicable; provided that: [***]. Upon such notice, MedRx shall have the right, but not the obligation, to take over the Prosecution and Maintenance of such Licensee Maintained Patents, as applicable[***].

9.3.3 Sole Patents. Each Party shall have the sole right (but not the obligation) to control the Prosecution and Maintenance of the Sole Patents owned by such Party in the Territory, at such Party’s sole cost and expense.

9.3.4 Patent Term Extension and Supplementary Protection Certificate.

(i) MedRx shall have the first right to apply for patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the MedRx Maintained Patents in any country in the Territory, at its sole cost and expense. MedRx shall provide Licensee with a plan for seeking patent term extensions at least [***] days in advance of making any application for same, and MedRx shall take into consideration, in good faith, comments on such plan received from Licensee. Licensee shall provide reasonable assistance in connection with any application for any patent term extensions for the MedRx Maintained Patents as reasonably requested by MedRx. If MedRx plans not to apply for patent term extensions, supplementary protection certificates, or other extensions for the MedRx Maintained Patents, MedRx shall notify Licensee, and Licensee shall have the right to apply for the same at its sole cost and expense, and Licensee shall have the right to credit such cost and expense against its royalty payment obligations under this Agreement.

(ii) Subject to the remainder of this Section 9.3.4(ii), Licensee shall have the sole right to apply for patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, with respect to Licensed Products, including with respect to the Licensee Maintained Patents in any country in the Territory, at its sole cost and expense. Licensee shall provide MedRx with a plan for seeking patent term extensions at least [***] days in advance of making any application for same, and Licensee shall take into consideration, in good faith, comments on such plan received from MedRx. MedRx shall provide reasonable assistance in connection with any application for any patent term extensions for the Licensee Maintained Patents as reasonably requested by Licensee. If Licensee plans not to apply for patent term extensions, supplementary protection certificates, or other extensions for the Licensee Maintained Patents, Licensee shall notify MedRx, and MedRx shall have the right to apply for the same at its sole cost and expense[***].

(iii) Each Party shall have the sole right to apply for patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Sole Patents owned by such Party in any country in the Territory, at its sole cost and expense.

9.3.5 Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution and Maintenance efforts under this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance, without further compensation or consideration of any kind. The Party assuming such Prosecution and Maintenance responsibilities shall have the right to engage its own counsel to perform such activities. Each Party shall assist the other Party in all other reasonable ways that are necessary for the issuance of those Patents for which such other Party is responsible, as well as for the Prosecution and Maintenance of such Patents.

9.4 Enforcement of Patents.

9.4.1 Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Patents, Product Patents or Joint Patents or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents, Product Patents or Joint Patents are invalid or unenforceable or claiming that any Licensed Patents, Product Patents or Joint Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with the details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than [***] Business Days after it becomes aware of any Infringement described in clause (b) above.

9.4.2 Enforcement of MedRx Maintained Patents. MedRx shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any MedRx Maintained Patents in the Territory, at its sole cost and expense. If MedRx initiates such infringement action, Licensee shall have the right to join as a party to the applicable infringement action in the Territory and participate with its own counsel at its own expense, provided that MedRx shall retain control of such infringement action. During any such infringement action, MedRx shall (a) keep Licensee reasonably informed of all material developments in connection with such infringement action, (b) reasonably consider Licensee’s comments in good faith to the extent relating to Licensed Products, and (c) not settle any such infringement action in a way that impacts Licensed Products, except in a manner that is consistent with this Agreement. If MedRx does not initiate such an infringement action within (i) [***] calendar days (or [***] calendar days in the case of any Infringement described in clause (b) of Section 9.4.1) of learning of such Infringement, (ii) [***] Business Days before the time limit, if any, set forth in Applicable Law for filing of such actions or (iii) earlier notifies Licensee in writing of its intent not to so initiate an action, whichever comes first, then Licensee shall have the right, but not the obligation, to bring such an action. If MedRx has commenced negotiations with an alleged infringer to discontinue such infringement within such [***]-day or [***]-day period, as applicable, referred to in the preceding sentence, Licensee may not bring suit for such Infringement[***].

9.4.3 Enforcement of Licensee Maintained Patents. Licensee shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensee Maintained Patents in the Territory, at its sole cost and expense. If Licensee initiates such infringement action, MedRx shall have the right to join as a party to the applicable infringement action in the Territory and participate with its own counsel at its own expense, provided that Licensee shall retain control of such infringement action. During any such infringement action, Licensee shall (a) keep MedRx reasonably informed of all material developments in connection with such infringement action, (b) reasonably consider MedRx’s comments in good faith and (c) not settle any such infringement action, except in a manner that is consistent with this Agreement. If Licensee does not initiate such an infringement action within (i) [***] calendar days (or [***] calendar days in the case of any Infringement described in clause (b) of Section 9.4.1) of learning of such Infringement, (ii) [***] Business Days before the time limit, if any, set forth in Applicable Law for filing of such actions or (iii) earlier notifies MedRx in writing of its intent not to so initiate an action, whichever comes first, then MedRx shall have the right, but not the obligation, to bring such an action[***]. If Licensee has commenced negotiations with an alleged infringer to discontinue such infringement within such [***]-day or [***]-day period, as applicable, referred to in the preceding sentence, MedRx may not bring suit for such Infringement[***].

9.4.4 Settlement. The Party that brings the infringement action with respect to any Infringement of any Licensed Patents, Product Patents or Joint Patents pursuant to Section 9.4.2 or 9.4.3 also shall have the right to control settlement of such action; provided that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect or diminish the rights or benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.

9.4.5 Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 9.4, the non-controlling Party shall provide reasonable assistance and cooperation, at the controlling Party’s cost, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, then it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.

9.4.6 Costs and Recovery. Any damages or other amounts collected from any such Infringement action shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action[***].

9.5 Infringement Claims by Third Parties.

9.5.1 Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right owned or otherwise controlled by it is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. That Parties shall discuss such assertion in good faith and, (a) if the claim arises out of Exploitation of the Licensed Technology, MedRx shall have the first right, but not the obligation, to control the defense of the claim, and (b) if the claim arises out of Exploitation of Licensee Technology, Product Collaboration Information and Inventions, Product Patents, Joint Collaboration Information and Inventions or Joint Patents, Licensee shall have the first right, but not the obligation, to control the defense of such claim. If the Party having the first right fails to assume control of the defense of such claim within [***] calendar days after receiving notice thereof from, or giving notice thereof to, the other Party pursuant to the first sentence of this Section 9.5.1, then the other Party shall have the right, but not the obligation, to defend against any such claim that is filed. Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall (i) not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non-Controlling Party”), including the Joint Patents, without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed and (ii) keep the Non-Controlling Party reasonably informed of all material developments in connection with such defense. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding.

9.5.2 Settlement of Third-Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 9.5.1 also shall have the right to control settlement of such claim; provided that (a) no settlement shall be entered into without the prior written consent of the Non-Controlling Party if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement, and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed.

9.5.3 Recoveries. Any recoveries by a Party of any sanctions awarded to such Party and against a party asserting a claim being defended under this Section 9.5 shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to defend the action[***].

9.6 Invalidity or Unenforceability Defenses or Actions.

9.6.1 Third Party Defense or Counterclaim.

(i) If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 9.4 or claim or counterclaim asserted under Section 9.5, or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent, Product Patent or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(ii) MedRx shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action alleging that any MedRx Maintained Patent is invalid or unenforceable, provided that the step-in right and process set forth in Section 9.4.2 shall apply mutatis mutandis.

(iii) Licensee shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action alleging that any Licensee Maintained Patent is invalid or unenforceable, provided that the step-in process set forth in Section 9.4.3 shall apply mutatis mutandis.

9.6.2 Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 9.6.1, and Section 9.4.5 shall apply mutatis mutandis.

9.7 Third Party Licenses. If Licensee obtains a license from any Third Party in order to Exploit a Licensed Product in the Field in the Territory, Licensee shall be responsible for all license fees, milestones, royalties or other such payments due to such Third Party [***].

9.8 Product Trademarks.

9.8.1 Selection and Ownership of Product Trademarks. Licensee shall have the right to select and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory, at its cost and expense; provided, however, that Licensee shall consider in good faith any comments or concerns that MedRx may raise with respect to such selection.

9.8.2 Maintenance and Prosecution of Product Trademarks. Licensee shall have sole control over and decision-making authority with respect to the registration, prosecution and maintenance of Product Trademarks, at its cost and expense.

9.8.3 Enforcement of Product Trademarks. Licensee shall have the sole right to take action against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory.

9.8.4 Third Party Claims. Licensee shall have the sole right to defend against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensee shall bear the costs and expenses relating to any defense commenced pursuant to this Section 9.8.4 and any settlements and judgments with respect thereto, which costs and expenses shall be deducted from Net Sales less any damages or other amounts collected in connection therewith. Any such damages or other amounts in excess of such costs and expenses shall be retained by Licensee.

ARTICLE 10

PHARMACOVIGILANCE AND SAFETY

10.1 Global Safety Database. Licensee shall be responsible for setting up, holding and maintaining (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Territory, including the collection, review, assessment, tracking and filing of information related to adverse events associated with the Licensed Product in the Territory, in each case in accordance with Applicable Laws. To the extent required by Applicable Law, upon MedRx’s request, Licensee shall grant MedRx access to such global safety database for the Licensed Products.

10.2 Pharmacovigilance Agreement. To the extent required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement. Such written pharmacovigilance agreement shall ensure that adverse events associated with the Licensed Product and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Laws and regulatory requirements.

ARTICLE 11

CONFIDENTIALITY AND NON-DISCLOSURE

11.1 Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and Sublicensees (in the case of MedRx, MedRx Sublicensees), and with respect to both Parties their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. Each Party shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. “Confidential Information” means any information provided by one (1) Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products, any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:

11.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act or omission on the part of the Receiving Party in breach of this Agreement;

11.1.2 was obtained or was already known by the Receiving Party or any of its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party not under any obligation of confidentiality with respect to such information;

11.1.3 is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

11.1.4 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. Notwithstanding anything to the contrary hereunder, the Parties acknowledge and agree that: (a) the Licensed Know-How shall be considered the Confidential Information of MedRx, (b) the Licensee Know-How shall be considered the Confidential Information of Licensee, and (c) Joint IP shall be considered the Confidential Information of both Parties.

11.2 Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

11.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;

11.2.2 made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval;

11.2.3 made by the Receiving Party to initiate or defend litigation or otherwise establish rights or enforce obligations under this Agreement;

11.2.4 made by the Receiving Party to its licensors or actual or prospective acquirers, investors, collaborators, licensees, partners, merger candidates, or, with respect to MedRx as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) such disclosure shall be limited to the Disclosing Party’s Confidential Information that such Third Party needs to know in connection with the transaction contemplated with such Third Party, (b) each such Third Party signs an agreement that contains obligations of confidentiality that are substantially similar to the Receiving Party’s obligations hereunder, (c) each such Third Party to whom information is disclosed shall (i) be informed of the confidential nature of the Confidential Information so disclosed and (ii) agree to hold such Confidential Information subject to the terms thereof, and (d) the Receiving Party shall remain responsible for any breach of such obligations of confidentiality by such Third Party[***].

11.3 Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 11.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 11) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 11.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 11.

11.4 Press Releases. Neither Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, except (a) for communications required by Applicable Law as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication at least [***] Business Days in advance thereof to the extent legally permitted and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication), (b) for information that has been previously disclosed publicly or (c) as otherwise set forth in this Agreement.

11.5 Publications. Each Party recognizes that the publication of papers regarding results of and other Information and Inventions regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect each Party’s Confidential Information. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Studies generated by the other Party or that includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least [***] days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing or presenting Party within [***] days after the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than [***] days after the date of delivery to the other Party. Failure to respond within such [***] days shall be deemed approval to publish or present. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s written request to (a) delete references to such other Party’s Confidential Information in any such paper or presentation or (b) withhold publication of any such paper or any presentation of same for an additional [***] days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

11.6 Destruction of Confidential Information. Within [***] days after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one (1) copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

12.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

12.1.2 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

12.1.3 Covenant of Licensee. Neither Party nor any of its Affiliates, Sublicensees (in the case of MedRx, MedRx Sublicensees) or Service Providers will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Each Party shall inform the other Party in writing promptly if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person performing activities hereunder.

12.2 Representations and Warranties of MedRx. MedRx represents and warrants to Licensee, as of the Effective Date:

12.2.1 IP Ownership. MedRx Controls the Patents, Information and Inventions, and Licensed Technology licensed to Licensee by MedRx under this Agreement (including the Licensed Patents listed on Schedule 1.57, the Licensed Know-How listed on Schedule 1.56) and, to the knowledge of MedRx, no other parties have any right, title or interest in or to any of the same. The Licensed Technology licensed from or transferred by MedRx to Licensee under this Agreement is free and clear of all liens, claims, security interests, and other encumbrances of any kind or nature. MedRx has not granted any licenses to the Licensed Technology licensed or transferred under this Agreement to any Third Party, nor has MedRx effectuated any prior transfer, sale or assignment of any part of such Licensed Technology, in each case, which would conflict with the rights granted by MedRx hereunder to Licensee.

12.2.2 Ownership and Legitimacy of Know-How. To the knowledge of MedRx, the Licensed Know-How is legitimately in the possession of MedRx and has not been misappropriated from any Third Party. MedRx has taken reasonable measures to protect the confidentiality of the Licensed Know-How. MedRx has all necessary rights to perform its obligations under this Agreement and to use the Licensed Technology to perform the same.

12.2.3 License. MedRx has the right to grant the licenses granted to Licensee hereunder on its own behalf and on behalf of its Affiliates.

12.2.4 Validity of Patents. MedRx is not in possession of information that could render invalid or unenforceable any claims of any of the Patents licensed under this Agreement. MedRx has no knowledge of any inventorship or ownership disputes concerning any rights licensed or transferred under this Agreement.

12.2.5 No IP Disputes. MedRx has no knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Licensed Technology licensed or transferred under this Agreement.

12.2.6 Third Party IP Rights. MedRx has no knowledge of the existence of any patent or patent application, copyright, or other intellectual property right owned by or licensed to any Third Party that could prevent Licensee from using the Licensed Technology to Develop, Manufacture, or Commercialize Licensed Products in the Field in or for the Territory.

12.2.7 Inventors. The inventors of the inventions disclosed or claimed in the Licensed Technology have transferred to MedRx full ownership of the Patents and Information and Inventions licensed under this Agreement. All of MedRx’s employees, officers and consultants who have materially contributed to the creation or development of any Licensed Technology have executed agreements or are bound by similar company policies requiring assignment to MedRx of all inventions made by such parties during the course of and as a result of their association with MedRx.

12.3 Representations and Warranties of Licensee. Licensee represents and warrants to MedRx, as of the Effective Date:

12.3.1 IP Ownership. Licensee Controls the Licensee Technology licensed to MedRx by Licensee under this Agreement (including the Licensee Patents listed on Schedule 1.64, the Licensee Know-How listed on Schedule 1.62) and, to the knowledge of Licensee, no other parties other than Licensee and its respective licensors (including Sanofi) have any right, title or interest in or to any of the same. The Licensee Technology licensed from or transferred by Licensee to MedRx under this Agreement is free and clear of all liens, claims, security interests, and other encumbrances of any kind or nature. Licensee has not granted any licenses to the Licensee Technology licensed or transferred under this Agreement to any Third Party, nor has Licensee effectuated any prior transfer, sale or assignment of any part of such Licensee Technology, in each case, which would conflict with the rights granted by Licensee hereunder to MedRx.

12.3.2 Ownership and Legitimacy of Know-How. To the knowledge of Licensee, the Licensee Know-How is legitimately in the possession of Licensee and has not been misappropriated from any Third Party. Licensee has taken reasonable measures to protect the confidentiality of the Licensee Know-How. Licensee has all necessary rights to perform its obligations under this Agreement and to use the Licensee Technology to perform the same.

12.3.3 License. Licensee has the right to grant the licenses granted to MedRx hereunder on its own behalf and on behalf of its Affiliates.

12.3.4 Validity of Patents. Licensee is not in possession of information that could render invalid or unenforceable any claims of any of the Licensee Patents licensed under this Agreement. Licensee has no knowledge of any inventorship or ownership disputes concerning any rights licensed or transferred under this Agreement.

12.3.5 No IP Disputes. Licensee has no knowledge of any threatened (in writing) or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Licensee Technology licensed or transferred by Licensee to MedRx under this Agreement.

12.3.6 Third Party IP Rights. Licensee has no knowledge of the existence of any patent or patent application, copyright, or other intellectual property right owned by or licensed to any Third Party that could prevent MedRx from using the Licensee Technology to Develop and Manufacture the Licensed Products in accordance with the terms hereunder.

12.3.7 Inventors. All of Licensee’s employees, officers and consultants who have materially contributed to the creation or development of any Licensee Technology have executed agreements or are bound by similar company policies requiring assignment to Licensee of all inventions made by such parties during the course of and as a result of their association with Licensee.

12.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 12.1, 12.2 AND 12.3, NEITHER PARTY MAKE ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, OR ANY WARRANTY AS TO FREEDOM TO OPERATE OR THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13

INDEMNITY

13.1 Indemnification of MedRx. Licensee shall indemnify MedRx, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “MedRx Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee (or by any of its Affiliates or Sublicensees) of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee, (c) (i) the Clinical Development or the Commercialization of any Licensed Product in the Field in the Territory (or continued Development, Manufacturing or Commercialization of any Licensed Product in the Field in the Territory pursuant to Section 14.8.2) or (ii) other practice of the Licensed Technology, in each case ((i) or (ii)), by or on behalf of Licensee or any of its Affiliates or Sublicensees, including any infringement or misappropriation of a Third Party’s intellectual property rights by Licensee or by any of its Affiliates or Sublicensees in connection with such activities (except to the extent such infringement or misappropriation of a third party’s intellectual property right arises as a direct result of MedRx’s breach of its warranties set forth in Section 12.2 above, or the exercise by Licensee (or its Affiliates or Sublicensees) of any of its or their rights or licenses under the Licensed Technology as contemplated by this Agreement (to the extent attributable to the Licensed Technology itself)) or (d) the failure by Licensee to initiate a Product recall or withdrawal that is proposed by MedRx (provided that all of the conditions for indemnification set forth in Section 6.7(i)-(iii) are met); provided that, with respect to any Third Party Claim for which Licensee has an obligation to any MedRx Indemnitee pursuant to this Section 13.1 and MedRx has an obligation to any Licensee Indemnitee pursuant to Section 13.2, each Party shall indemnify each of the MedRx Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

13.2 Indemnification of Licensee. MedRx shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by MedRx (or by any of its Affiliates or MedRx Sublicensees) of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any MedRx Indemnitee, (c) (i) the Pre-Clinical Development or Manufacture of any Licensed Product (or continued Development, Manufacturing or Commercialization of any Licensed Product in the Field in the Territory pursuant to Section 14.8.3) or (ii) other practice of the Licensee Technology, in each case ((i) or (ii)), by MedRx or its Affiliates or MedRx Sublicensees, including any infringement or misappropriation of a Third Party’s intellectual property rights by MedRx or by any of its Affiliates or MedRx Sublicensees in connection with such Pre-Clinical Development (except to the extent such infringement or misappropriation arises as a direct result of Licensee’s breach of its warranties set forth in Section 12.3 above, or the exercise by MedRx or its Affiliates or MedRx Sublicensees of any of its or their rights or licenses under the Licensee Technology as contemplated by this Agreement (to the extent attributable to the Licensee Technology itself)), provided that, with respect to any Third Party Claim for which MedRx has an obligation to any Licensee Indemnitee pursuant to this Section 13.2 and Licensee has an obligation to any MedRx Indemnitee pursuant to Section 13.1, each Party shall indemnify each of the MedRx Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

13.3 Notice of Claim. All indemnification claims in respect of a MedRx Indemnitee or a Licensee Indemnitee shall be made solely by MedRx or Licensee, as applicable (each of MedRx or Licensee in such capacity, the “Indemnified Party” and the Party owing the indemnification obligation under this Agreement, the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.1 or Section 13.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice other than in the event such delay materially prejudices the Indemnifying Party’s ability to defend the applicable claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

13.4 Control of Defense.

13.4.1 Control of Defense. The Indemnifying Party will assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any MedRx Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a MedRx Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any MedRx Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 13.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any MedRx Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a MedRx Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

13.4.2 Right to Participate in Defense. Without limiting Section 13.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any MedRx Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

13.4.3 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any MedRx Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any MedRx Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such MedRx Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a MedRx Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each MedRx Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

13.4.4 Cooperation. The Indemnified Party shall, and shall cause each MedRx Indemnitee or Licensee Indemnitee, as applicable, to cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any MedRx Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all MedRx Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

13.4.5 Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any MedRx Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a MedRx Indemnitee or Licensee Indemnitee, as applicable.

13.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (INCLUDING IN THE CASE OF MEDRX, THE MEDRX SUBLICENSEES, OR IN THE CASE OF LICENSEE, ITS SUBCONTRACTORS OR SUBLICENSEES), OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1 OR 13.2, OR WITH RESPECT TO A BREACH OF ARTICLE 9, OR WITH RESPECT TO A BREACH OF SECTION 2.7, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.6 Insurance. Each Party shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve a Party of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 14

TERM AND TERMINATION

14.1 Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this Article 14, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Term, Licensee’s license with respect to the applicable Licensed Product in the applicable country will become fully paid-up, perpetual and irrevocable***]. Notwithstanding, the license granted to MedRx under Section 2.4(i) of this Agreement to conduct Pre-Clinical Development shall terminate following the completion of [***].

14.2 Termination of this Agreement for Material Breach. In the event that a Party materially breaches a term of this Agreement (such Party, the “Breaching Party”), the other Party (the “Complaining Party”) may, in addition to any other right and remedy it may have, terminate this Agreement in its entirety or with respect to a given Licensed Product, at the Complaining Party’s discretion, upon [***] calendar days’ prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach (including a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting or related to such alleged material breach by the Breaching Party) and its claim of right to terminate; provided however that (a) the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] calendar-day cure period, and (b) if the breach relates to any failure by either Party to fulfill its obligations under Section 4.2 (Development Diligence) or by Licensee to fulfill its obligations under Section 6.2 (Commercialization Diligence), the Parties shall meet during the Termination Notice Period to provide Licensee opportunity to deliver to MedRx a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting or related to its compliance with such obligations.

14.3 Termination by Either Party for Patent Challenge. In the event that anywhere in the Territory, a Party or any of its Affiliates, Sublicensees (or in the case of MedRx, MedRx Sublicensees) institutes, prosecutes or otherwise voluntarily participates in (or in any way voluntarily aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in the other Party’s Patent(s) licensed hereunder is invalid, unenforceable or otherwise not patentable or would not be infringed by such Party’s activities contemplated by this Agreement absent the rights and licenses granted hereunder (a “Patent Challenge”), the other Party may terminate this Agreement immediately upon written notice to such Party.

14.4 Termination by Licensee for Convenience. Licensee may, on [***] calendar days’ notice, terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis[***].

14.5 Termination for Material Safety Issue. Licensee may terminate this Agreement as to a Licensed Product immediately upon written notice to MedRx if Licensee reasonably deems that such termination is necessary to protect the safety, health or welfare of patients if Licensee, in good faith and reasonable belief, that there is an unacceptable risk for harm in humans based upon [***].

14.6 Termination Upon Insolvency. Either Party shall have the right to terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] calendar days after the filing thereof, (c) proposes or is a party to any dissolution or liquidation, or (d) makes an assignment for the benefit of its creditors.

14.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by MedRx and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.

14.8 Consequences of Termination. In the event of a termination of this Agreement in its entirety or with respect to a given Licensed Product, the following provisions shall apply:

14.8.1 All rights and licenses granted by MedRx and Licensee hereunder (including under any sublicense agreement) with respect to all terminated Licensed Products shall immediately terminate and such rights and licenses shall revert to MedRx or Licensee (as applicable), except as set forth in Section 14.8.2 and 14.8.3.

14.8.2 If Licensee has the right to terminate this Agreement [***], (a) at Licensee’s discretion, Licensee may elect to have this Agreement continue in full force and effect as modified by this Section 14.8.2 in relation to one or more Licensed Product(s) by providing a written notice thereof to MedRx prior to the date that otherwise would have been the effective date of such termination, (b) upon MedRx’s receipt of such continuation notice from Licensee, the rights and licenses granted by MedRx to Licensee under Section 2.1 shall survive, and MedRx shall use diligent efforts to promptly transfer any on-going Development and Manufacturing to Licensee, as set forth in Section 14.8.4, and (c) the Parties shall negotiate in good faith and mutually agree upon an equitable reduction in future [***] payable by Licensee to MedRx under this Agreement for a period of [***] days following MedRx’s receipt of such continuation notice from Licensee pursuant to the foregoing subclause (a), taking into consideration [***]; provided that, if, despite good faith discussions, the Parties are unable to agree on such equitable reduction, such disagreement shall be resolved pursuant to Section 14.8.5 (and, for clarity, such disagreement shall not be subject to Section 15.4).

14.8.3 If [***], in each case ((a) or (b)), then (i) MedRx may elect to have this Agreement continue in full force and effect as modified by this Section 14.8.3 in relation to one or more Licensed Products set forth in the applicable termination notice by providing a written notice thereof to Licensee prior to the date that otherwise would have been the effective date of such termination, (ii) upon Licensee’s receipt of such continuation notice from MedRx, the rights and licenses granted by Licensee to MedRx under Section 2.4 shall survive, and Licensee shall use diligent efforts to promptly transfer any on-going Development, Manufacturing and Commercialization to MedRx, as set forth in Section 14.8.4, and (iii) the Parties shall negotiate in good faith and mutually agree upon commercially reasonable financial terms, including reasonable royalties on Net Sales (with Section 1.84 applying mutatis mutandis) of the Licensed Product that is covered by or incorporates or uses or is based upon or was developed using any Licensee Technology, to be paid by MedRx to Licensee for a period of [***] days following Licensee’s receipt of such continuation notice from MedRx pursuant to the foregoing subclause (a), taking into consideration [***]; provided that, if, despite good faith discussions, the Parties are unable to agree on such equitable royalties, such disagreement shall be resolved pursuant to Section 14.8.5 (and, for clarity, such disagreement shall not be subject to Section 15.4). For clarity, [***].

14.8.4 The transfer of on-going Development and Commercialization activities by one Party (such Party, the “Transferring Party”) to the other Party in accordance with Section 14.8.2 and Section 14.8.3, in each case, would include, at the other Party’s request: (a) assigning to the other Party or its designee [***] that relate to the Development, Manufacturing or Commercialization of the applicable Licensed Product, or terminating such agreements[***], (b) winding down any ongoing Development, Manufacturing or Commercialization activities, as applicable (in which case, the Transferring Party shall have the right to continue Exploiting the applicable Licensed Product solely to the extent necessary to effect orderly wind down of such Development, Manufacturing or Commercialization activities), and assigning to the other Party or its designee the management and continued performance of such Development, Manufacturing or Commercialization activities, as applicable, (c) continuing to perform such Development, Manufacturing or Commercialization activities in accordance with applicable terms and conditions of this Agreement (including, for clarity, Section 14.8.2 and Section 14.8.3) and, with respect to any such Development activities, thereafter assigning any results thereof (including any data or materials obtained through such activities) to the other Party or its designee, (d) transferring to the other Party or its designee [***], (e) providing a copy of [***] Controlled by the Transferring Party solely to the extent necessary for the other Party’s continued Development, Manufacturing or Commercialization, as applicable, of the applicable Licensed Product as set forth in Section 14.8.2 and Section 14.8.3 and (f) transferring to the other Party or its designee [***], as applicable, licensed by the Transferring Party to the other Party pursuant to Section 14.8.2 or Section 14.8.3, respectively, to the extent the same have not been previously made available by the Transferring Party to the other Party.

14.8.5 If the Parties cannot agree on the applicable [***], in each case ((a) or (b)), within the [***]-day period as set forth in Section 14.8.2 and Section 14.8.3, respectively, then the Parties shall communicate their respective positions to their respective Executive Officers, who will use good faith efforts to resolve the matter within [***] days following the date of such referral. If the Executive Officers are not able to agree upon the applicable reduction within such [***]-day period, then upon either Party’s request, the Parties will initiate the arbitration proceedings and appoint a single independent arbitrator, with such arbitrator having not less than [***] years of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Within [***] days after the appointment of such arbitrator, each Party will submit its proposed reduction or proposed equitable royalties, as applicable, to the arbitrator. The arbitrator shall be instructed to select one (1) of the Parties’ proposal within [***] days following the receipt of the latter of such proposals, and to select the proposal that it determines is the most equitable taking into considerations items (i) and (ii) of Section 14.8.2 or Section 14.8.3, as applicable. The arbitrator shall be limited to selecting only one (1) of the proposals submitted by the Parties. The selection by the arbitrator of either Party’s proposal shall be binding and conclusive upon both Parties and their Affiliates.

14.9 Accrued Rights; Surviving Obligations.

14.9.1 Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.9.2 Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 8.10 (Audit); Section 8.11 (Audit Dispute); Section 8.12 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 9.5 (Infringement Claims by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination; Section 14.1 (Term) solely with respect to the final sentence thereof provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this Agreement; Section 14.8 (Consequences of Termination); this Section 14.8.5 (Accrued Rights; Surviving Obligations); ARTICLE 1 (Definitions) to the extent necessary to give effect to surviving provisions; ARTICLE 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; ARTICLE 11 (Confidentiality and Non-Disclosure) for the period prescribed in Section 11.1; ARTICLE 13 (Indemnity), provided that Section 13.6 (Insurance) will survive only with respect to insurable events which occurred during the period prior to termination or expiration; and ARTICLE 15 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

ARTICLE 15

MISCELLANEOUS

15.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within [***] days after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement under Section 14.2.

15.2 Assignment. Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets to which this Agreement relates of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

15.2.2 Violation. Any attempted assignment or delegation in violation of Section 15.2.1 shall be void and of no effect.

15.2.3 Successors and Permitted Assigns. All validly assigned and delegated rights and obligations of a Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be.

15.3 Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

15.4 Dispute Resolution. If dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then each Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***] Business Days. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] Business Day period, then either Party shall be free to commence legal action in accordance with Section 15.5 and seek such remedies as may be available to such Party. Notwithstanding any provision in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with Section 15.5 immediately if litigation is necessary to prevent irreparable harm to that Party.

15.5 Governing Law, Jurisdiction, Venue and Service.

15.5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.5.2 Jurisdiction. Subject to Section 15.5 and Section 15.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

15.5.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.5.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.6.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

15.6 Notices.

15.6.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.6. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 15.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.6.2 Address for Notice.

If to Licensee, to:

Alto Neuroscience

369 South San Antonio Road

Los Altos, CA 94022, USA.

Attention: Legal Dept.

Email: [***]

with a copy to (which shall not constitute

notice): [***]

If to MedRx, to:

MedRx Co., Ltd.,

431-7 Nishiyama Higashikagawa-city,

Kagawa, Japan 769-2712

Attention: Management Dept.

Email: [***]

with a copy to (which shall not constitute notice): [***]

15.7 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between MedRx and Licensee dated [***] and, for clarity, all information exchanged between the Parties under such confidential disclosure agreement shall be subject deemed Confidential Information of the Disclosing Party and shall be subject to the terms and conditions of this Agreement. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.8 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.9 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Section 2.7 and Article 11 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 2.7, 5.5, or Article 11 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 2.7, 5.5, or Article 11, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.9 is intended, or should be construed, to limit either Party’s right to equitable relief for a breach of any other provision of this Agreement.

15.10 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

15.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

15.12 MedRx Affiliates. MedRx will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of MedRx).

15.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.14 Relationship of the Parties. It is expressly agreed that MedRx, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither MedRx, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.15 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

15.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The word “will” will be construed to have the same meaning and effect as the word “shall.” References to any specific law, rule or regulation, or Article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

15.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in portable document format (PDF) using electronic signatures and such signatures shall be deemed to bind each Party as if they were ink signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

MEDRX CO., LTD.		ALTO NEUROSCIENCE, INC.

By:	/s/ Yonehiro Matsumura	By:	/s/ Amit Etkin
Name:	Yonehiro Matsumura	Name:	Amit Etkin
Title:	CEO	Title:	CEO

Schedule 1.35

Existing Transdermal Preparation Patent

[***]

Schedule 1.56

Licensed Know-How

[***]

Schedule 1.57

Licensed Patents

[***]

Schedule 1.62

Licensee Know-How

[***]

Schedule 1.64

Licensee Patents

[***]

Schedule 1.72

Manufacturing Patents

[***]

Schedule 1.73

Manufacturing Know-How

[***]

Schedule 4.1.3

Development Plan

[***]